Exhibit 5.1

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November 8, 2005 Cbeyond Communications, Inc. 320 Interstate North Parkway, Suite 300 Atlanta, Georgia 30339	Hong Kong London Los Angeles Milan Moscow New Jersey	San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement on Form S-8 (File No. 333- );
5,749,208 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Cbeyond Communications, Inc., a Delaware corporation (the “Company”) in connection with the proposed issuance under the Company’s 2005 Equity Incentive Award Plan, the 2002 Equity Incentive Plan and the 2000 Stock Incentive Plan (collectively, the “Plans”) of up to 5,749,208 shares of common stock, $0.01 par value per share pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2005 (File No. 333-                ) (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plans, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP